Verisk Analytics to Acquire Wood Mackenzie

Establishes Verisk as a Leading Provider of Data Analytics in Energy, Chemicals, Metals and Mining

•	Combined company will be a global leader in data analytics

•	Adds another Verisk-like business with deep vertical expertise, extensive proprietary data assets, a highly recurring revenue model, consistently strong growth, and leading profit margins

•	Accretive transaction combines two companies with similar cultures

•	Purchase price of £1.850 billion (approximately $2.8 billion) to be funded with about $2 billion in debt and up to $800 million in equity

JERSEY CITY, N.J. and Edinburgh, U.K., March 10, 2015 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading data analytics provider, today announced it has signed a definitive agreement to acquire Wood Mackenzie from Hellman & Friedman and other Wood Mackenzie shareholders. Wood Mackenzie is a global leader in data analytics and commercial intelligence for the energy, chemicals, metals and mining verticals. The acquisition establishes Verisk as a trusted data analytics provider at the center of the global energy market, similar to its position in the property/casualty insurance industry. The transaction advances Verisk’s strategy to expand internationally and positions the company in markets that relate closely to the company’s existing supply chain and climate risk initiatives, which are central to the global economy of the 21st century.

Based in Edinburgh, Wood Mackenzie has a track record of more than 40 years providing objective analysis and advice on energy assets, companies, and markets, giving clients in more than 80 countries around the world the insight they need to make better asset investment and portfolio allocation decisions. Wood Mackenzie’s diverse, blue chip customer base includes more 800+ international and national energy and metals companies, financial institutions, and governments. Wood Mackenzie works with strategy and policy makers, business development executives, market analysts, corporate finance professionals, risk teams, and investors.

Wood Mackenzie leverages predictive models and robust proprietary data gathered over the past century to describe and value assets, forecast their future productivity and value, and provide clients with trusted strategic advice. Wood Mackenzie’s global teams of experts rigorously analyze the data, ensuring a deep understanding of the company’s extensive global data sets and the end markets they describe. Wood Mackenzie advisers work directly with clients to address their business challenges. Wood Mackenzie has approximately 1,000 employees worldwide with offices in Edinburgh, Dubai, Houston, London, Singapore, and Sydney.

“Wood Mackenzie is a world-class company and an excellent addition to the Verisk family,” said Scott

Stephenson, president and chief executive officer of Verisk Analytics. “The company has significant opportunities in the global energy, chemicals, metals and mining verticals, a track record of consistent revenue growth and profitability, distinctive and mission-critical solutions, and an impressive management team. Those are all features of a unique and wonderful business.”

“The culture of Wood Mackenzie is well aligned with that of Verisk, and we are eager to welcome our new colleagues. We think the people, the opportunity, and the business are a wonderful fit for who we are and what we aspire to be,” concluded Stephenson.

“This combination is a natural home for the business we’ve built over the years and a great opportunity for our customers and employees,” said Stephen Halliday, chief executive officer of Wood Mackenzie.

“Our teams stand ready to build on the strength of our existing solutions with the benefit of Verisk’s analytic expertise, customer relationships, and financial resources.”

Patrick Healy, Managing Director and Deputy CEO of Hellman & Friedman said: “It has been a great privilege to be the partner of Wood Mackenzie. Together we made significant investments in technology and in new product development to further enhance the client user experience. Wood Mackenzie is positioned for continued growth and innovation with Verisk as its new partner.”

The purchase price is £1.850 billion (approximately $2.8 billion) to be paid in cash, subject to typical closing adjustments. Verisk intends to finance the transaction through a combination of about $2 billion in debt and up to $800 million in equity. Pro forma for the acquisition, Verisk expects to maintain its investment-grade debt ratings and intends to de-lever to approximately 2.5x Debt/EBITDA by the end of 2016.

For the year ended December 31, 2014, Wood Mackenzie’s revenue and EBITDA were £227 million and £107 million, respectively, representing an EBITDA margin of 47.1%. The transaction is expected to be $0.08 to $0.10 accretive to adjusted EPS in the second half of 2015 based on a close date of June 30. Assuming a full year of 2015 Wood Mackenzie results, the transaction is expected to be $0.16-0.20 accretive for 2015. Both accretion estimates exclude transaction-related fees and adjust for transitional accounting items.

The transaction is expected to close during the second quarter of 2015, subject to the completion of customary closing conditions, including receipt of regulatory approvals. Stephen Halliday, Wood

Mackenzie’s CEO, will continue to lead the business, reporting to Verisk president and CEO, Scott Stephenson.

Morgan Stanley and BofA Merrill Lynch are acting as financial advisors to Verisk Analytics and BofA Merrill Lynch and Morgan Stanley are acting as joint lead arrangers on a $2.9 billion bridge financing in support of the transaction. Davis Polk & Wardwell LLP is acting as legal advisor to Verisk Analytics in connection with the transaction. Deutsche Bank and Lazard acted as financial advisors to Wood Mackenzie. Freshfields Bruckhaus Deringer LLP advised the selling private equity funds affiliated with Hellman & Friedman LLC and Charterhouse Capital Partners LLP. Dickson Minto W.S. acted as legal advisor to the Wood Mackenzie management team.

Verisk Analytics will provide further details about the acquisition during a conference call on Tuesday, March 10, 2015, at 8:30 a.m. Eastern daylight time / 12:30 p.m. GM time / 5:30 a.m. Pacific time, available via webcast at  http://investor.verisk.com. The discussion is also available through dial-in number 866-583-3537 for U.S./Canada participants, 0800 028 8438 for UK participants or 636-692-6002 for other international participants using conference ID # 4468058.

A replay of the webcast will be available for 14 days on the Verisk investor website and also through the conference call number 855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using conference ID # 4468058.

About Wood Mackenzie

Wood Mackenzie is a global leader in commercial intelligence for the energy, chemicals, metals and mining industries, providing objective analysis and advice on assets, companies, and markets to leading international and national energy and metals companies as well as financial institutions and governments. Since 1974, we have been providing our clients with the timely data, insights and analysis they need to make better strategic decisions. For more information, visit:  www.woodmac.com.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, mortgage, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit  www.verisk.com.

About Hellman & Friedman

Hellman & Friedman is a leading private equity investment firm with offices in San Francisco, New York, and London. Since its founding in 1984, H&F has raised over $35 billion of committed capital. The firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including software, internet, digital & traditional media, financial services, business, marketing & information services, energy & industrials and healthcare. For more information on Hellman & Friedman, please visit www.hf.com.

Contact:

Investor Relations
Eva Huston
Senior Vice President, Treasurer, and Chief Knowledge Officer
Verisk Analytics, Inc.
201-469-2142
eva.huston@verisk.com

David Cohen
Director, Investor Relations and Business
Analytics Verisk Analytics, Inc.
201-469-2174
david.e.cohen@verisk.com

Media

Rich Tauberman
MWW Group (for Verisk Analytics)
202-600-4546
rtauberman@mww.com

Mary Beth Grover
The Abernathy MacGregor Group (For Hellman & Friedman)
212-371-5999
mbg@abmac.com

Julia V. Kosygina
The Abernathy MacGregor Group (For Hellman & Friedman)
212-371-5999
jvk@abmac.com